UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2014

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 24, 2014, Sussex Holdings, Inc. (“Sussex”), an indirect, wholly-owned subsidiary of Enstar Group Limited (the “Company”), as borrower and guarantor, entered into a Term Facility Agreement (the “Companion Facility”) with National Australia Bank Limited and Barclays Bank PLC (the “Lenders”). The Companion Facility provides for a four-year term loan facility pursuant to which Sussex is permitted to borrow up to an aggregate of $109.0 million, which will be available to fund up to 50% of the purchase price for the Company’s previously announced agreement to acquire Companion Property and Casualty Insurance Company (“Companion”).

Consummation of the acquisition of Companion (the “Acquisition”) is subject to customary closing conditions, including the receipt of certain regulatory approvals. Following completion of the Acquisition, Companion and its principal subsidiaries will become indirect, wholly-owned subsidiaries of the Company. The Acquisition is currently expected to close early in the first quarter of 2015. As of the date of this Current Report on Form 8-K, Sussex has not borrowed any of the amount available under the Companion Facility.

The Companion Facility will be secured by a first priority security interest in all of the assets of Sussex, including the capital stock of Companion, and by a first priority security interest in the stock of Sussex.

Interest is payable at the end of each interest period chosen by Sussex, or, at the latest, each six months. The interest rate is LIBOR plus 2.75%.

From the date of the Companion Facility until the date that is the earlier of one month after the completion of the Acquisition or June 24, 2015, the undrawn and uncancelled amount of the Companion Facility will incur a fee of 0.96% per annum. The Companion Facility imposes various financial and business covenants on Sussex (and, following completion of the Acquisition, Companion), including limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets (except for certain permitted dispositions), restrictions on dividends, and limitations on liens.

During the existence of any event of default (as specified in the Companion Facility), the lenders may cancel their commitments, declare all or a portion of outstanding amounts immediately due and payable, declare all or a portion of borrowed amounts payable upon demand, or proceed against the security. During the existence of any payment default, the interest rate would be increased by 1.0%. The Companion Facility terminates and all amounts borrowed must be repaid on December 24, 2018.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the Company may not be able to complete the Acquisition due to a number of factors, including but not limited to a failure to obtain governmental and regulatory approvals or to satisfy other closing conditions.

The foregoing list of important factors is not exhaustive. Other important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2013 and in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2014, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: December 31, 2014	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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